Exhibit 99.1

Contact:

Michael G. McAuley

Senior Vice President, Chief Financial Officer and Treasurer

(412) 429-2472

mmcauley@ampcopgh.com

FOR IMMEDIATE RELEASE

CARNEGIE, PA

May 10, 2018

Ampco-Pittsburgh Corporation Announces First Quarter 2018 Results

Carnegie, PA, May 10, 2018 – Ampco-Pittsburgh Corporation (NYSE: AP) reported consolidated sales of $115.1 million for the three months ended March 31, 2018, compared to $103.5 million for the three months ended March 31, 2017. Higher sales of forged engineered products to the oil and gas industry was the primary driver, while sales of forged and cast rolls also increased.

Net income for the three months ended March 31, 2018, was $0.9 million, or $0.08 earnings per common share, compared to net loss of $4.8 million, or $0.39 loss per common share for the three months ended March 31, 2017.

Loss from operations for the three months ended March 31, 2018, was $1.1 million, compared to loss from operations of $2.6 million for the three months ended March 31, 2017, as the impact of higher overall shipment volumes and pricing more than offset the effect of higher raw material and operating costs and lower cost absorption related to a partial plant idling.

Other income (expense) – net for the three months ended March 31, 2018, improved by $4.1 million compared to the three months ended March 31, 2017, including a one-time current period benefit of $2.4 million related to a contractual settlement with a third party, higher pension income of $1.1 million, and the non-recurring prior year cost of $0.4 million related to extinguishing the outstanding debt of ASW Steel, Inc., acquired in November 2016.

Sales for the Forged and Cast Engineered Products segment for the three months ended March 31, 2018, increased approximately 15% compared to prior year. Despite the loss of a key customer to a plant closure, higher shipment volumes of forged engineered products to the oil and gas industry led the increase. Sales of forged and cast mill rolls also increased. The segment recorded an operating income, compared to an operating loss in the prior year, due to the higher shipment volumes and improved pricing, partly mitigated by higher raw material and operating costs and unfavorable cost absorption related to the idling of a cast roll foundry which was in full operation in the prior year period.

Sales for the Air and Liquid Processing segment for the three months ended March 31, 2018, declined approximately 3%, as lower sales of centrifugal pumps to U.S. Navy shipbuilders was partly offset by higher sales demand for custom air handlers. Segment operating income declined for the quarter compared to prior year, in line with the lower sales volumes.

Remarking on the quarter’s results, John Stanik, Ampco-Pittsburgh’s Chief Executive Officer said, “Although pleased with our continued improvement, we remain focused on further operational advances, equipment reliability and commercial terms to be able to sustain and expand on this progress as our order book grows.”

Teleconference Access

Ampco-Pittsburgh Corporation (NYSE: AP) will hold a conference call on Thursday, May 10, 2018, at 10:30 a.m. Eastern Time (ET) to discuss its financial results for the first quarter ended March 31, 2018.

We encourage participants to pre-register for the conference call at http://dpregister.com/10119580. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. Those without internet access or unable to pre-register may dial in by calling:

•	Participant Dial-in (Toll Free): 1-844-308-3408

•	Participant International Dial-in: 1-412-317-5408

For those unable to listen to the live broadcast, a replay will be available one hour after the event concludes on our website under the Investors menu at www.ampcopgh.com.

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by or on our behalf. This news release may contain forward-looking statements that reflect our current views with respect to future events and financial performance. All statements in this document other than statements of historical fact are statements that are, or could be, deemed forward-looking statements within the meaning of the Act. In this document, statements regarding future financial position, sales, costs, earnings, cash flows, other measures of results of operations, capital expenditures or debt levels and plans, objectives, outlook, targets, guidance or goals are forward-looking statements. Words such as “may,” “intend,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “forecast” and other terms of similar meaning that indicate future events and trends are also generally intended to identify forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made, are not guarantees of future performance or expectations, and involve risks and uncertainties. For Ampco-Pittsburgh, these risks and uncertainties include, but are not limited to, those described under Item 1A, Risk Factors, of Ampco-Pittsburgh’s Annual Report on Form 10-K. In addition, there may be events in the future that we are not able to predict accurately or control which may cause actual results to differ materially from expectations expressed or implied by forward-looking statements. Except as required by applicable law, we assume no obligation, and disclaim any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

(Dollars in thousands except per share amounts; shares outstanding in thousands)

	Three Months Ended March 31,
	2018	2017
Sales	$115,077	$103,516

Cost of products sold (excl. depreciation and amortization)	94,757	84,781
Selling and administrative	15,473	15,377
Depreciation and amortization	5,905	5,922
Loss on disposition of assets	45	0

Total operating expenses	116,180	106,080

Loss from operations	(1,103)	(2,564)
Other income (expense) – net	2,051	(2,013)

Income (loss) before income taxes	948	(4,577)
Income tax benefit (provision)	441	(135)
Equity gains in joint venture	0	50

Net income (loss) before noncontrolling interest	1,389	(4,662)
Net income attributable to noncontrolling interest	448	121

Net income (loss) attributable to Ampco-Pittsburgh	$941	$(4,783)

Net income (loss) per common share attributable to Ampco-Pittsburgh:
Basic	$0.08	$(0.39)

Diluted	$0.08	$(0.39)

Weighted-average number of common shares outstanding:
Basic	12,362	12,271

Diluted	12,379	12,271